Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS and Multiband End Merger Talks

EXTON, PA - (Marketwire - January 31, 2012) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has announced that it has received notification from Multiband that it will not pursue the acquisition of WPCS at the present time. The $250,000 break up fee in escrow will be disbursed to WPCS accordingly. In addition, the WPCS directors will be meeting to discuss the termination of the strategic alternatives process that has been underway for over one year.

Andrew Hidalgo, Chief Executive Officer of WPCS, commented, “We remain on friendly terms with Multiband and recognize that they are a significant shareholder that wants to support our growth and success as a company. We will continue to work on mutually beneficial business development opportunities together.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com